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                                                 Exhibit 23.1a.


          Letterhead of KENNY S&P EVALUATION SERVICES
              A Division of J.J. Kenny Co., Inc.


                                               January 29, 1998


Dean Witter Reynolds Inc.
Two World Trade Center
New York, NY  10048

          Re:  Dean Witter Select Municipal Trust,
               Long Term Portfolio Series 124

Gentlemen:

          We have examined the post-effective Amendment to the Registration Statement File No. 33-24778 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is cur-rently acting as the evaluator for the trust. We hereby con-sent to the use in the Amendment of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

          In addition, we hereby confirm that the ratings indi-cated in the above-referenced Amendment to the Registration Statement for the respective bonds comprising the trust portfo-lio are the ratings currently indicated in our KENNYBASE data-base.

          You are hereby authorized to file a copy of this let-ter with the Securities and Exchange Commission.


                              Sincerely,



                              Frank A. Ciccotto
                              Frank A. Ciccotto
                              Vice President
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                                                    Exhibit 23.1b.











                      CONSENT OF INDEPENDENT AUDITORS
We consent to the use of our report, dated January 8, 1998, accompanying the financial statements of the Dean Witter Select Municipal Trust Long Term Portfolio Series 124 included herein and to the reference to our Firm as experts under the heading "Auditors" in the prospectus which is a part of this registration statement.





DELOITTE & TOUCHE LLP



January 29, 1998
New York, New York